Exhibit 99.3

[GSI Letterhead]

Date:

Dear                         :

As we have discussed, we are intending to submit your nomination to the Board of Directors of Guidance Software, Inc. (the “Company”) for a vote to the current board, currently expected to occur on or about February 13, 2008. Under the existing company bylaws, the board is able to fill existing vacancies. You will be nominated to serve as the chairman of the                  committee and as a member of the              committee. If the shareholders elect you to the Board of Directors, the following terms shall apply during your tenure on the Board of Directors:

1. Retainer. In compensation for your service as a member of the Board of Directors, the Company will pay you a retainer of $40,000 per year, paid annually in arrears in January (beginning January 2009), provided that you attended 75% or more of the Board’s meetings in the applicable previous year, beginning with 2008. The Company shall withhold and deduct all taxes required by federal and state laws and any other authorized deductions. In addition, The Company will ask and require you to serve as the chairman of the              committee. As additional compensation for this position, you will receive an annual retainer of $                , paid annually in arrears in January (beginning January 2009), provided that you attend 75% or more of the                  Committee’s meetings in the applicable year.

2. Stock Options. In addition to the retainer set forth in Section 1, above, the Company shall recommend to the Board of Directors of the Company, that the Company issue to you stock options (to the extent permitted under applicable law, such options will be non-qualified stock options), subject to a four-year vesting schedule, to purchase forty thousand (40,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Company’s Board of Directors. The four-year vesting schedule shall be as follows: one-quarter ( 1/4) on January 1, 2008, and one-quarter ( 1/4) on each of the three subsequent anniversaries of January 1, 2008, so that on January 1, 2011 the stock options will be completely vested. Vesting will, of course, depend on the continuation of your status as a member of the Board of Directors of the Company.

In addition, The Company’s current bylaws provide that on the date of the annual meeting of stockholders, each independent director who has been re-elected to office by the stockholders shall receive a grant of a nonqualified stock option for 7,500 shares, vesting and with a term according to the Company’s standard practices in that regard.

3. Expenses. The Company shall reimburse you, in accordance with the Company’s applicable travel policies, for your business expenses (e.g., airfare, hotel, meals) while traveling to meetings of the Board of Directors of the Company or on other Company business.